Securities & Exchange Commission,
Washington, D.C.

CONSENT OF KIUKIANG GOLD MINING COMPANY

I, Sun Yuen Chun, Senior Officer of Kiukiang Gold Mining Company, of 39 Lane 1199, Jiujiang City, Jiujiang, People’s Republic of China, do hereby consent to the use in this registration statement of Tiger Jiujiang Mining, Inc. on Form S-1 of any and all information pertaining to the Tiger Gold Property previously provided to or by Kiukiang Gold Mining Company, or which was determined as a result of work on behalf of Kiukiang Gold Mining Company by Poon Man Sin, Senior Engineer, as quoted by Poon Man Sin in his Report Of Exploration at Tiger Gold Property dated January 23, 2010, appearing in the prospectus, which is part of this Registration Statement.

/s/ “Sun Yuen Chun”

Sun Yuen Chun
Senior Officer
Kiukiang Gold Mining Company

Jiujiang City, Jiujiang, China
April 15, 2010